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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2012

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

510 Shotgun Road, Suite 110 Fort Lauderdale, Florida		33326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 423-5345

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2012, Fuelstream, Inc. (the “Company”), entered into an Employment Agreement ("Employment Agreement"), with Juan Carlos Ley, the Chief executive Officer of the Company (“Employee”). The Employment Agreement is for an initial term of 90 days (“Intital Term”), with both parties contemplating the entry into a final Employment Agreement to be negotiated and executed on or before the end of the Initial Term. In the event that such Agreement has not been entered into by the end of the Initial Term, the Employment Agreement shall be deemed terminated. Either the Company or Employee may terminate Employee’s employment with the Company hereunder at any time, with or without Cause or Good Reason, or in its or his sole discretion upon not less than thirty (30) days advance written notice. The Initial Term provides for a monthly base salary of $5,000 plus such additional compensation or performance bonus as may be determined by the Board of Directors. Additionally, the Company shall issue to Employee Twenty-Five Thousand (25,000) shares of the Company’s common stock as of the date of this Agreement as a part of the Employee’s Initial Term compensation, which shall be deemed earned upon receipt. Compensation shall be paid to Employee in accordance with the Company’s payroll practices in effect from time to time. The Employment Agreement also contains customary confidentiality, non-competition, and non-solicitation provisions. The foregoing summary of the Employment Agreement does not purport to be complete.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuelstream, Inc.
Date: November 15, 2012
	By:	/s/ Juan Carlos Ley
Juan Carlos Ley Chief Executive Officer